FOURTH AMENDMENT
TO
SECURED SENIOR LENDING AGREEMENT

by and between

Pioneer Financial Services, Inc.,
And Subsidiaries
(“Borrowers”)

UMB Bank, N.A.,
Arvest Bank,
Commerce Bank, N.A.,
First Bank,
Texas Capital Bank, N.A.,
Southwest Bank, An M&I Bank,
First Citizens Bank,
BancFirst,
Citizens Bank & Trust
Enterprise Bank and Trust
(“Banks”)

and

UMB Bank, N.A.
(“Agent”)

DATED AS OF MAY 24, 2010

FOURTH AMENDMENT TO SECURED SENIOR LENDING AGREEMENT

This Fourth Amendment to Secured Senior Lending Agreement (the “Amendment”) is made and is effective as of this 24th day of May, 2010 (the “Effective Date”) by and between Pioneer Financial Services, Inc., a Missouri corporation (hereinafter referred to as (“Pioneer”), Pioneer Military Lending of Nevada, LLC, a Nevada limited liability company (“Nevada”), Pioneer Military Lending of Georgia, LLC, a Georgia limited liability company (“Georgia”), Pioneer Services Sales Finance, Inc., a Nevada corporation (“Acceptance”) and Pioneer Funding, Inc., a Nevada corporation (“Funding”), UMB Bank, N.A., a national banking association (“UMB”), Arvest Bank, an Oklahoma banking corporation (“Arvest”), Commerce Bank, N.A., a national banking association (“Commerce”), First Bank, a Missouri banking corporation (“FBM”), Texas Capital Bank, N.A., a national banking association (“Texas”), Southwest Bank, an M&I Bank, a Missouri banking corporation (“Southwest”), First Citizens Bank, a Kentucky banking corporation (“First Citizens”) BancFirst, an Oklahoma banking corporation (“BF”), Citizens Bank and Trust, a Missouri corporation (“Citizens”) and Enterprise Bank and Trust, a Missouri Charter Trust Company (“Enterprise”), (All of Pioneer, Nevada, Georgia, Acceptance and Funding, each being referred to individually as a “Borrower” and collectively as the “Borrowers”) and (all of UMB, Arvest, Commerce, FBM, Texas, Southwest, First Citizens, BF Citizens and Enterprise each being hereinafter referred to individually as a “Bank” and collectively as the “Banks”).  (UMB is hereinafter also referred to as “Agent” in its capacity as Agent for the Banks.)
WHEREAS, Pioneer and the Banks entered into a Senior Lending Agreement among themselves originally dated as of June 12, 2009 and amended by Amendment No. 1 dated July 27, 2009, Amendment No. 2 dated March 29, 2010 and Amendment No. 3 dated March 31, 2010 (hereinafter referred to, as previously amended, as the “Agreement”); and

WHEREAS, Pioneer, the other Borrowers and each of the Banks desire to further amend the Agreement; and
WHEREAS, Pioneer and the other Borrowers hereby confirm that all notes, documents evidencing or confirming the grant of liens and security interests and all other related documents executed pursuant to the Agreement, except as otherwise expressly amended by this Agreement, remain in full force and effect; and
WHEREAS, Pioneer, the other Borrowers and the Banks desire that all existing and future extensions of credit by any of the Banks to the Borrowers be subject to the terms and conditions of this Agreement as amended by this Amendment.
NOW, THEREFORE, in consideration of the mutual agreements of the parties hereto and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:
SECTION 1

CHANGES TO CERTAIN DEFINITIONS

When used in this Agreement, all terms defined in the Agreement shall have the same meanings in this Amendment as given to such terms in the Agreement except the following words, terms or names shall have the meanings set forth in this section:
“Banks” shall mean UMB, Arvest, FBM, Commerce, Texas, Southwest, First Citizens, BF, Citizens, Enterprise and all Non-Voting Banks and “Bank” may refer to any one of the foregoing.
“Non-Voting Banks” shall mean all Banks which may be hereafter become parties to this Agreement and which are listed in this definition.
“NV Note” shall mean any note in the form of Exhibit Y attached hereto payable to a Non-Voting Bank.

“Notes” shall mean any note in the form of an Amortizing Note, a Revolving Grid Note, a Single Pay Term Note or an NV Note issued pursuant to this Agreement or the SLA.
“Required Banks” shall mean those Voting Banks which at the time of any action to be taken are parties to this Agreement and which hold at least sixty-six and two-thirds percent (66 2/3%) of the outstanding principal amount of all Senior Debt of the Borrowers held by Voting Banks.
“Senior Debt” shall mean  any debt of any Borrower which is not Subordinated Debt and is owed to any Bank or Previously Withdrawn Bank which is a party hereto or to the SLA at the time such debt is incurred and is evidenced by an Amortizing Note, a Revolving Grid Note,  a Single Pay Term Note or an NV Note.
“Voting Banks” shall mean UMB, Arvest, FBM, Commerce, Texas, Southwest, First Citizens, BF, Citizens and Enterprise and “Voting Bank” may refer to any one of the foregoing.

SECTION 2

OTHER AMENDMENTS AND CHANGES TO THE AGREEMENT

The following amendments, changes, modifications, additions and deletions are hereby made to the following sections of the Agreement:
Section 2.1.  In each place where the term “Banks” or “Bank” appears in Section 2.1 except in the last sentence of the first paragraph and except in the second paragraph of such Section, the term “Banks” and the term “Bank” shall be replaced by the term “Voting Banks” and the term “Voting Bank”, as the case may be.
Section 2.2. This Section shall be amended to add “or NV Note (as applicable)” after “Single Pay Term Note” in the third line thereof and to add “or NV Facility Letters (as applicable)” after “Credit Facility Letters” in the last sentence of the first paragraph thereof.

Section 2.3. In each place where the term “Amortizing Notes” or “Amortizing Note” appears in Section 2.3, the term “Amortizing Notes” or “Amortizing Note” shall be replaced by the term “Amortizing Notes or NV Notes” or “Amortizing Note or NV Note”, as the case may be.
Section 2.4.  Section 2.4 shall be deleted in its entirety and be replaced by a new Section 2.4 which reads as follows:
2.4           Credit Facility Letters.  As of March 31, of each calendar year commencing on March 31, 2010, each Voting Bank which is a party hereto shall, at the written request of the Borrowers, deliver to the Borrowers a Credit Facility Letter therein indicating the maximum amount of each type of credit referred to therein which each Voting Bank may, without commitment, be willing to extend to the Borrowers during the next twelve (12) calendar months.  Delivery of a Credit Facility Letter to the Borrowers by any Voting Bank shall not obligate or commit such Bank in any way to extend any credit referred to therein to the Borrowers.  Non-Voting Banks shall not be required to deliver Credit Facility Letters.  The Borrowers will provide copies of all current Credit Facility Letters of each Bank to the Agent for the benefit of the Banks.
For each NV Note to be issued by a Non-Voting Bank, the Non-Voting Bank shall submit a statement of the amount of credit which such Non-Voting Bank will extend to the Borrowers to the Agent and each Bank prior to issuing such NV Note.

Section 2.5.  Section 2.5 shall be renumbered 2.6 and a new Section 2.5 shall be inserted and shall read as follows:
2.5           NV Notes.  All NV Notes shall be evidenced by a note in the form of Exhibit Y attached hereto.

Section 2.6.  Section 2.6 shall be renumbered Section 2.7 and the Language of Section 2.6 shall be deleted in its entirety and replaced with the following:
2.7           Uncommitted Availability Fee.  The Borrowers shall pay to the Agent for the benefit of the Voting Banks, on a quarterly basis in arrears, an uncommitted availability fee in the amount of forty (40) basis points per annum multiplied by the average, aggregate outstanding amount of all Amortizing Notes held by the Voting Banks outstanding in any time during the preceding calendar quarter (an “Uncommitted Availability Fee”).  Such fee shall be paid in arrears for each calendar quarter beginning on January 1, April 1, July 1 and October 1 of each year, not later than thirty (30) days after the last day of each such calendar quarter; provided, however, that if a Voting Bank notifies the Borrowers that it will no longer extend new credit to the Borrowers under any of the before described Amortizing Notes, then an Uncommitted Availability Fee will no longer be payable to such Voting Bank for any period unless and until during a complete calendar quarter such Voting Bank has again extended new credit on all the Amortizing Notes presented by Borrowers to such Voting Bank at which time such Uncommitted Availability Fee will against be payable, pursuant to the terms hereof, for and after the calendar quarter during which such new credit was extended.  Non-Voting Banks shall not deliver Credit Facility Letters and shall not receive an Uncommitted Availability Fee.

Section 2.7.  Section 2.7 shall be renumbered Section 2.8.
Section 3.1(i).  This Section shall be amended to delete the term “Banks” in the first paragraph thereof and the word “Bank” in the last full line thereof and to replace them with the term “Required Banks”.
Section 3.1(ii).  This Section shall be amended to add “or Y” after “K” in the first line thereof.
Section 8.11.  The first sentence of Section 8.11 is hereby deleted in its entirety and replaced with the following:
“With respect to the Loans made by it and the Notes issues to it, the Agent shall have the same rights and powers hereunder and may exercise the same as though it were not the Agent, and the terms “Bank”, “Banks” and “Voting Bank” shall, unless the context otherwise indicates, include the Agent in its individual capacity.”

Section 8.13.  This Section is hereby amended to replace the word “Banks” in the second sentence thereof with the words “Voting Banks”.  The last sentence of Section 8.13 is hereby deleted in its entirety and replaced with the following:
“Any successor Agent must be a national banking association and a Voting Bank which is a national banking association or a Voting Bank chartered in any State of the United States having a combined capital and surplus of at least $500,000,000.”

Section 9.1.  The language in this Section is hereby deleted in its entirety and replaced with the following:
9.1           Prior Notice or Intentions.  No Bank which is party to this Agreement will, without the prior written consent of the Agent and all of the Voting Banks which are a party to this Agreement, seek collateral, other than as provided for herein, for all or any part of the Senior Debt; nor will any Voting Bank initiate any legal proceedings against any Borrower or its affiliates without giving ten (10) Business Days prior written notice to the Agent and all other Banks which are a party hereto; nor will any Non-Voting Banks initiate any legal proceedings against any Borrower or its affiliates without giving ten (10) Business Days prior written notice to the Agent and all other Banks which are a party hereto and obtaining the prior written consent of the Required Banks, such consent to not be unreasonably withheld.

Section 9.2.  This Section shall be amended to add “or Y” after “K” in the fourth line thereof.
Section 9.4.  A new Section 9.4 is hereby added to the Agreement as follows:
9.4           Non-Voting Bank.  All of the Non-Voting Banks acknowledge and agree that they have no right to vote on any matter hereunder nor to prohibit or hinder any action by the Borrowers, the Voting Banks or the Agent under this Agreement.”

Section 12.1.  This Section is hereby deleted in its entirety and replaced with the following:
12.1           Amendment.  Except as otherwise provided in Section 12.2 hereof no provision hereof may be amended or modified except pursuant to an agreement in writing entered into by the Borrowers and the Required Banks; provided, however, that no such amendment shall:

(i) change any terms of any Note outstanding pursuant hereto on the date of such amendment;
(ii) change the definition of “Banks”, “Required Banks”, “Voting Banks”, or “Non-Voting Banks”;
(iii) release any Collateral for payment of Notes issued hereunder or change any provision of Section 4 hereof;
(iv) change any provision of Sections 6.15(i), (ii), (iii) and (iv) and Section 7.6 hereof; or
(v) change any provision of Section 10 or 11 hereof,

without the prior written consent of all Voting Banks; provided further, that no such amendment shall amend, modify or otherwise affect the rights or duties of the Agent hereunder without the prior written consent of the Agent.

Section 12.2(ii).  Section 12.2(ii) is hereby deleted in its entirety and replaced with the following:
(ii)           If the new bank is a Voting Bank, the Borrowers must execute an amendment which has been executed by such Voting Bank and deliver an original copy of the same and a statement of the amount of credit which such Bank has indicated it may make available to the Borrowers, to the Agent and each Bank which is already then a party to this Agreement.  Unless Voting Banks holding more than thirty-three and one third percent (33 1/3%) of the outstanding principal amount of all Senior Debt of the Borrowers held by the Voting Banks which are parties hereto object in a written notice delivered to Pioneer within ten (10) Business Days of the objecting Voting Banks’ receipt of the proposed amendment, the proposed amendment will automatically become effective and the new bank or financial institution will become a party hereto on the eleventh (11th) Business Day following the latest date of delivery of the proposed amendment to any of the Voting Banks already a party hereto.  Within three (3) Business Days following the effective date of any proposed amendment, Pioneer agrees to send written notice of such effectiveness to the Agent and all Banks which are then parties to this Agreement.

Section 12.2(iii).  A new Section 12.2(iii) shall be inserted after Section 12.2(ii) which will read as follows:
(iii)           If the new bank is a Non-Voting Bank, the Borrowers must execute an amendment which has been executed by such Non-Voting Bank and deliver to the Agent and each Bank which is already then a party to this Agreement an original copy of the same and a statement of the amount of credit which such Bank will provide to the Borrowers.  Unless the addition of such Non-Voting Bank would violate the terms of Section 12.3, such Non-Voting Bank shall be added as a new bank effective immediately.  Within three (3) Business Days following the effective date of any proposed amendment involving the addition of such a new bank which is a Non-Voting Bank, Pioneer agrees to send written notice of such effectiveness to the Agent and all Banks which are then parties to this Agreement.

Section 12.3.  Section 12.3 is hereby deleted in its entirety and replaced with the following:
12.3.           Increase of Total Senior Debt.  The aggregate maximum principal amount of Senior Debt issued annually as set forth in Credit Facility Letters issued by the Voting Banks and the statements of credit issued by Non-Voting Banks pursuant to Sections 2.4, 12.2(ii) and 12.2(iii) hereof may not be increased by more than twenty percent (20%) annually starting from a base amount of Two Hundred Seventy-Five Million Dollars ($275,000,000) for the year such current Credit Facility Letters and statements of credit extended are in effect without the prior written consent of the Agent and the Required Banks.  Approval of the addition of a new bank or financial institution by the Agent and the Required Banks pursuant to Section 12.2 above shall constitute approval of an increase in the principal amount of Senior Debt set forth in the above described Credit Facility Letters and statements of credit by the amount of credit which such new NV Bank has made available to the Borrowers and which has been disclosed to the Agent and the Banks by the Borrowers pursuant to Section 12.2(ii) or 12.2(iii) hereof, as applicable.

Section 13.12.   The following sentence is added at the end of Section 13.12:
“Notwithstanding anything contained herein to the contrary, in no event shall any Non-Voting Bank grant any participation interest in any of the obligations of the Borrowers hereunder to any other lender.”

Exhibit W.  Exhibit W is hereby amended in its entirety in the form of Exhibit 1 attached hereto.

SECTION 3
REAFFIRMATION OF REMAINDER OF AGREEMENT

All provisions of the Agreement except for those sections specifically modified or added as described herein shall remain unchanged and in full force and effect.

SECTION 4
NEW EXHIBIT

The following new Exhibit Y (Exhibit 2 attached hereto) is hereby added to the Agreement.
Exhibit Y	Form of NV Note

SECTION 5
CONSENTS AND APPROVALS

The terms of this Amendment and the Exhibit attached hereto are hereby approved by the parties hereto.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

PIONEER FUNDING, INC.		PIONEER MILITARY LENDING OF GEORGIA, LLC

By:	/s/ Laura V. Stack	By:	/s/ Laura V. Stack
Name:	Laura V. Stack	Name:	Laura V. Stack
Title:	Secretary and Treasurer	Title:	Secretary and Treasurer

PIONEER SERVICES SALES FINANCE, INC.

By:	/s/ Laura V. Stack
Name:	Laura V. Stack
Title:	Secretary and Treasurer

PIONEER FINANCIAL SERVICES, INC.		ARVEST BANK

By:	/s/ Laura V. Stack	By:	/s/ Cindy Nunley
Name:	Laura V. Stack	Name:	Cindy Nunley
Title:	Treasurer	Title:	Senior Vice-President

FIRST BANK		FIRST CITIZENS BANK

By:	/s/ Brenda J. Laux	By:	/s/ Scott T. Conway
Name:	Brenda J. Laux	Name:	Scott T. Conway
Title:	Executive Vice-President	Title:	Chief Executive Officer

BANCFIRST		SOUTHWEST BANK, AN M&I BANK

By:	/s/ Mark C. Demos	By:	/s/ Robert W. Sellers
Name:	Mark C. Demos	Name:	Robert W. Sellers
Title:	Senior Vice-President	Title:	Senior Vice-President

UMB BANK, N.A., as a Bank and as Agent		COMMERCE BANK, N.A.

By:	/s/ Douglas F. Page	By:	/s/ David Enslen
Name:	Douglas F. Page	Name:	David Enslen
Title:	Executive Vice-President	Title:	Senior Vice-President

CITIZENS BANK & TRUST		ENTERPRISE BANK AND TRUST

By:	/s/ Kelley Wilcox	By:	/s/ Linda Hanson
Name:	Kelley Wilcox	Name:	Linda Hanson
Title:	Senior Vice President, Commercial Banking	Title:	Regional President, Kansas City

TEXAS CAPITAL BANK, N.A.

By:	/s/ Reed Alton
Name:	Reed Alton
Title:	Executive Vice President

EXHIBIT 1

EXHIBIT W
FORM OF AMENDMENT TO
SENIOR LENDING AGREEMENT TO
ADD BANKS OR OTHER FINANCIAL INSTITUTIONS

Amendment No. to Senior Lending Agreement

This Amendment to that certain Secured Senior Lending Agreement dated as of June 12, 2009, as amended, a copy of which is attached hereto (hereinafter referred to as the “Senior Lending Agreement”) is made as of _______________, 20____, by and between all banks or other financial institutions which are, as of the date hereof, parties to such Senior Lending Agreement (“Banks”); Pioneer Financial Services, Inc. (hereinafter referred to as “Pioneer”), certain of its Subsidiaries and ___________ ____________________, a ____________________ corporation with offices located at __________ __________________________________ (hereinafter referred to as “New Bank”).

WHEREAS, Pioneer has requested New Bank to extend credit to it and New Bank is willing to extend such credit; and

WHEREAS, Pioneer is prohibited from receiving credit from New Bank unless New Bank becomes a party to the Senior Lending Agreement; and

WHEREAS, New Bank desires to become a party to the Senior Lending Agreement.

NOW, THEREFORE, in consideration of the mutual agreement of the parties hereto and for other good and valuable consideration, receipt of which is hereby acknowledged, it is agreed by and between Pioneer, New Bank and all of the Banks which are presently parties to the Senior Lending Agreement as follows:

1.           The Senior Lending Agreement is hereby amended pursuant to Section 12 thereof to add New Bank as a party thereto on the eleventh (11th) Business Day following delivery by Pioneer of a copy hereof executed by both Pioneer and New Bank to each of the Banks which are presently parties to the Senior Lending Agreement if the New Bank is a Voting Bank provided none of the said Banks object to New Bank becoming a party to the Senior Lending Agreement or if the New Bank is a Non-Voting Bank, on the effective date hereof.

2.           Upon the effective date hereof which shall be determined by paragraph 2 of Section 12 of the Senior Lending Agreement, New Bank agrees to be bound by all terms and conditions of the Senior Lending Agreement and further agrees that all credit which is extended by New Bank to Pioneer shall be subject to all terms and agreements of the Senior Lending Agreement.

3.           Section 1 of the Senior Lending Agreement is hereby amended to add a new paragraph numbered ________ which shall state the following:  “____________________” shall mean _______________ of ________________________, _____________________.”

4.           Paragraph 5 of Section 1 of the Senior Lending Agreement is hereby amended to add New Bank within the definitions of “Banks” as either a “Voting Bank” or a “Non-Voting Bank”.  New Bank box hereby confirms that it is either a Voting Bank or a Non-Voting Bank by checking the appropriate box below and initialing its choice where indicated:

Voting Bank
(INITIALS)

Non-Voting Bank
(INITIALS)

5.           Paragraph 13.1 of Section 13 of the Senior Lending Agreement is hereby amended to add the following:

“_________________________________________________________
__________________________________________________________
_______________________________________________________”.

6.           All terms of the Senior Lending Agreement, unless expressly amended hereby, shall remain in full force and effect as if this Amendment had not been adopted.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to the Senior Lending Agreement as of the day and year first above written.

PIONEER FINANCIAL SERVICES, INC. a Missouri corporation Individually and on behalf of its Subsidiaries listed on Exhibit L to the Senior Lending Agreement

By:
Name:
Title:

(	)

By:
Name:
Title:

EXHIBIT 2

EXHIBIT Y
FORM OF NV NOTE

$__________________ and interest	______________, __________
FOR VALUE RECEIVED, each of the undersigned, jointly and severally, promise to pay ________________ (Bank) at its main office, or to its order, the principal sum of __________________________________ Dollars, together with interest on the unpaid principal balance from the date of this note until paid, at the rate of _____ percent per annum.   This note shall be payable as follows: (i) For the period commencing with the date of this note and extending to __________, accrued interest only is payable monthly at the above rate, on the 10th day of each month, and (ii) for the period commencing ______________, principal and interest shall be payable, in _________ consecutive monthly installments of _____________________ Dollars ($___________) each, the first to become due on ___________ and on the 10th day of each month thereafter until the indebtedness evidenced by this note is fully paid; provided, however, the final maturity date of this note shall be ______________.  Any amount not paid when due shall thereafter bear interest until paid at the rate herein before specified, plus two percent per annum.  Unless Bank, in its sole discretion, may from time to time otherwise direct, all payments shall be applied first to payment of accrued interest, and then to reduction of the principal sum due hereunder.

Interest hereunder shall be computed on the basis of days elapsed and assuming a 360-day year.

Unless otherwise defined herein, all terms defined or referenced in that certain Secured Senior Lending Agreement dated as of June 12, 2009 as amended to date (the “Lending Agreement”) among each of the undersigned, the Banks (including Voting Banks and Non-Voting Banks) will have the same meanings herein as therein.

This Note is one of the NV Notes referred to in the Lending Agreement, reference to which is made for a complete statement of all terms and conditions applicable to this NV Note which are hereby incorporated by reference.

Payment of this NV Note is secured by the Collateral as defined in the Lending Agreement.

The makers, endorsers, sureties and all other persons who may become liable for all or any part of this obligation severally waive presentment for payment, protest and notice of nonpayment.  Said parties consent to any extension of time (whether one or more) of payment hereof, release of all or any part of the security for the payment hereof or release of any party liable for the payment of this obligation.  Any such extension or release may be made without notice to any such party and without discharging such party’s liability hereunder.

PIONEER FINANCIAL SERVICES, INC. a Missouri Corporation (Maker) Individually and on behalf of its Subsidiaries listed on Exhibit L to the Senior Lending Agreement

By:
Name:
Title:
4700 Belleview, Suite 300 Kansas City, MO 64112 Tax Identification No. 44-0607504
NV Note No. ________